Registration No. 333-144031
Registration No. 333-92406
Registration No. 333-61557
Registration No. 333-52419

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STEELCLOUD, INC.
(Exact name of registrant as specified in its charter)

Virginia	0-24015	54-1890464
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

20110 Ashbrook Place, Suite 130
Ashburn, VA 20147
(Address of principal executive offices, including zip code)

(703) 674-5500
(Registrant's telephone number, including area code)

SteelCloud, Inc. 2002 Stock Option Plan
SteelCloud, Inc. 2007 Stock Option Plan
Amended Employee Stock Purchase Plan
1997 Amended Stock Option Plan
2002 Stock Option Plan
Dunn Computer Corporation Employee Stock Purchase Plan
Dunn Computer Corporation Stock Option Plan
 (Full title of the plan)

Brian H. Hajost
President and Chief Executive Officer
20110 Ashbrook Place, Suite 130
Ashburn, VA 20147
(703) 674-5500
 (Name and Address, Including Zip Code and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by SteelCloud, Inc. (the “Company”) with the Securities and Exchange Commission:

1.           Form S-8 (Registration No. 333-144031) filed on June 25, 2007 in order to effect the registration of 2,550,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), for sale or issuance under (a) the SteelCloud, Inc. 2002 Stock Option Plan, (b) the SteelCloud, Inc. 2007 Stock Option Plan and (c) the Company’s Amended Employee Stock Purchase Plan.  As of the date of this amendment, there remain (a) 93,710 shares of Common Stock available for sale or issuance under the SteelCloud, Inc. 2002 Stock Option Plan, (b) 557,750 shares of Common Stock available for sale or issuance under the SteelCloud, Inc. 2007 Stock Option Plan and (c) 267,765 shares of Common Stock available for sale or issuance under the Company’s Amended Employee Stock Purchase Plan.

2.           Form S-8 (Registration No. 333-92406) filed on July 15, 2002 in order to effect the registration of 1,200,000 shares of Common Stock, for issuance under the Company’s 1997 Amended Stock Option Plan and the SteelCloud, Inc. 2002 Stock Option Plan.  As of the date of this amendment, there are no shares of Common Stock available for sale or issuance under these plans.

3.           Form S-8 (Registration No. 333-61557) filed on August 14, 1998 in order to effect the registration of 300,000 shares of Common Stock, for issuance under the Dunn Computer Corporation Employee Stock Purchase Plan.  As of the date of this amendment, there are no shares of Common Stock available for sale or issuance under this plan.

4.           Form S-8 (Registration No. 333-52419) filed on May 12, 1998 in order to effect the registration of 2,200,000 shares of Common Stock, for issuance under the Dunn Computer Corporation Stock Option Plan.  As of the date of this amendment, there are no shares of Common Stock available for sale or issuance under this plan.

The Company has elected to voluntarily deregister all of the shares of Common Stock which are authorized for sale or issuance under the foregoing plans (the “Plans”) and the Registration Statements, but which remain unsold or unissued to date.  In addition, with respect to the Plans identified in paragraphs 2, 3 and 4 above, the Company has undertaken in the Registration Statements for such Plans to remove from registration by means of a post-effective amendment any of the securities that had been registered for sale or issuance that remain unsold at the termination of the respective offerings.  Accordingly, the Company hereby removes from registration all of the shares of Common Stock that are registered, but unissued or unsold, under each of the Plans and the Registration Statements.

[SIGNATURE PAGE FOLLOWS]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Ashburn, Virginia on November 30, 2010.

[SIGNATURE PAGE FOLLOWS]

STEELCLOUD, INC.
Date: November 30, 2010
By: /s/ Brian H. Hajost
Name: Brian H. Hajost
Title: President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities listed below as of the date hereof:

/s/ James M. Feigley	/s/ Kenneth A. Merlau
Name: James M. Feigley	Name: Kenneth A. Merlau
Title: Director	Title: Director

/s/ Brian H. Hajost	/s/ Edward M. Murchie
Name: Brian H. Hajost	Name: Edward M. Murchie
Title: President, Chief Executive Officer and Director	Title: Director

________________________	/s/ Steven Snyder
Name: Mark J. Lister	Name: Steven Snyder
Title: Director	Title: Chief Financial Officer, Principal Accounting Officer and Controller